54 St Emanuel Street Mobile, AL 36602

T 877-424-1777 F 251-639-8214

cpsi.com

October 14, 2022

Dear David,

On behalf of all of us at CPSI, welcome to our team!
This letter is to confirm our offer and your acceptance of the General Manager position. Should you accept, your base salary will be at an annual rate of $375,000, to be paid bi-weekly. You will also be eligible to participate in an annual cash bonus award program. Beginning in 2023, your annual cash bonus will be based on individual and company performance objectives. Your target is 40% of your base salary; however, the cash bonus is not guaranteed.

As discussed, we are pleased to offer you a signing bonus of 50,000.00. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with CPSI. This signing bonus is taxable, and all regular payroll taxes will be withheld.

Additionally, you will receive stock benefits. Beginning in 2023, you will be eligible for the LTIP stock benefit program granted to senior leadership. Your target is 75% of your base salary and is treated as 40% RSUs and 60% PSAs determined by company performance/EPS. The LTIP vests over 3 years rolling. All stock (restricted and options) will vest upon any CPSI Change of Control of ownership. All bonus programs, including but not limited to cash and stock, are subject to your agreement and execution of CPSI’s standard agreements that outline the terms and conditions of these programs.
You will also be eligible for all health and retirement benefits that are provided to the senior leadership team. These details will be shared with you via separate email.

The vacation policy is at each individual leader’s discretion. Most executives take up to, but no more than, 4 weeks per year. There are also 9 annual company-paid holidays. Our emphasis is on “getting the job done” and play when best for you and your family.
Your start date is November 14, 2022 (or another date upon your mutual agreement with CPSI). You will report directly to David Dye, Chief Operating Officer.

CPSI requires that employees do not disclose information held to be confidential by CPSI. During your employment, we will ask you to sign a non-disclosure agreement and a non-compete agreement, and to comply with other company training, policy, and procedures. These agreements are a condition of your employment. During your employment and for a period of time afterwards, you may not promote, participate, engage or have any other interest in any business which competes directly or indirectly with any CPSI. We expect you to devote your entire professional energy and time to CPSI. Thus, you may not engage in outside business activities, other than board memberships that are approved by CPSI’s General Counsel in writing.
Notwithstanding anything contained in this letter, you shall be considered an employee at-will, governed by the laws of the State of Alabama. This offer is not intended as, nor does it imply, a guarantee of employment or an employment contract. Nothing in this letter is intended to change the at-will nature of your employment, which means that either you or CPSI can terminate your employment for any reason without notice. This offer is also contingent on the Company's sole satisfaction with the results of a mandatory background check.

The CPSI family of companies

54 St Emanuel Street Mobile, AL 36602

T 877-424-1777 F 251-639-8214

cpsi.com
Name Date

We are pleased that you chose CPSI and look forward to working with you as a team member. Please do not hesitate to contact me if you have any questions.
To indicate acceptance, please sign a copy of this letter and return it via email to David Dye (David.Dye@cpsi.com). This offer will expire on Monday, October 17, 2022. 5 p.m. Central Time.

Sincerely,
David A Dye (Oct 14, 2022 07:08 CDT)
David Dye
Chief Operating Officer CPSI

ACKNOWLEDGEMENT AND ACCEPTANCE OF OFFER LETTER

I, David Harse, hereby acknowledge acceptance of the employment offer as outlined in the attached letter dated October 14, 2022 for the position of General Manager and accept employment under the terms and conditions set therein.

Signature
Date

The CPSI family of companies